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                               STOCK PURCHASE AGREEMENT

    Agreement entered into as of June 8, 1994, by and between ABI Corporation, a Delaware corporation (the "BUYER") and Concorde Industries, Inc., a Colorado corporation (the "SELLER"). The Buyer and the Seller are sometimes hereinafter referred to collectively herein as the "PARTIES".

    The Seller owns Five Hundred and Fifty (550) shares of the issued and outstanding Class A common stock of Rheochem Manufacturing Co., Inc., a Colorado corporation (the "Target"), which shares represent fifty percent (50%) of the total outstanding shares of all classes of Target's capital stock.

    This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all Five Hundred and Fifty shares of the outstanding Class A common stock of the Target owned by Seller in return for cash.

    Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.  DEFINITIONS.

    "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorney's fees and expenses.

    "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    "AFFILIATED GROUP" means any affiliated group within the meaning of Code Sec. 1504 [or any similar group defined under a similar provision of state, local or foreign law].

    "APPLICABLE RATE" means the corporate base rate of interest announced from time to time by Integra Bank.

    "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

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    "BUYER" has the meaning set forth in the preface above.

    "CLOSING" has the meaning set forth in Section 2(c) below.

    "CLOSING DATE" has the meaning set forth in Section 2(c) below.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Target that is not already generally available to the public or does not hereafter become generally available to the public without breach of this Agreement by Seller or an Affiliate of Seller.

    "CONTROLLED GROUP OF CORPORATIONS" has the meaning set forth in Code Sec. 1563.

    "DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

    "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

    "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Sec. 3(2).

    "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Sec. 3(1).

    "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder to the extent they have statutory force) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution,

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use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes as applicable to the properties of Target.

    "ERISA" means the Employer Retirement Income Security Act of 1974, as amended.

    "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

    "FIDUCIARY" has the meaning set forth in ERISA Sec. 3 (21) .

    "FINANCIAL STATEMENT" has the meaning set forth in Section 4 (g) below.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "INDEMNIFIED PARTY" has the meaning set forth in Section 8(d) below.

    "INDEMNIFYING PARTY" has the meaning set forth in Section 8(d) below.

    "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together will all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together will all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

    "KNOWLEDGE" means actual knowledge after reasonable investigation.

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    "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

    "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

    "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4(g) below.


    "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 4 (g) below.


    "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 4 (g) below.

    "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Sec. 3(37).

    "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "OTHER BUYER OBLIGATIONS" means any contractual obligations of Buyer, an Affiliate of the Buyer, or the Target to provide quantifiable economic benefits to the Seller or an Affiliate of the Seller, whether pursuant to this Agreement or other written contracts to be executed pursuant to this Agreement between the Buyer, an Affiliate of the Buyer, or the Target on one hand, and the Seller or an Affiliate of the Seller on the other hand.

    "PARTY OR PARTIES" has the meaning set forth in the preface above.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Sec. 406 and Code SEC. 4975.

    "PURCHASE PRICE" has the meaning set forth in Section 2 (b) below.

    "REPORTABLE EVENT" has the meaning set forth in ERISA Sec. 4043.

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    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"SELLER" has the meaning set forth in the preface above.

"SELLER'S TARGET SHARES" means all of the Target Shares owned by the Seller as of the date of this Agreement as identified on the Disclosure Schedule.

"SUBSIDIARY" means any corporation with respect to which a specified Person (or Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "SURVEY" has the meaning set forth in Section 5 (i) below.

    "TARGET" has the meaning set forth in the preface above.

    "TARGET SHARE" means any share of any class of the Common Stock without par value of the Target. "Target Shares" means any of the shares of any class of the Common Stock without par value of the Target.

    "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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    "THIRD PARTY CLAIM" has the meaning set forth in Section 8 (d) below.

2.  PURCHASE AND SALE OF SELLER'S TARGET SHARES.

    (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Seller's Target Shares for the consideration specified below in Section 2(b).

    (b) PURCHASE PRICE. The Buyer agrees to pay to the Seller at the Closing $2,150,000 (the "PURCHASE PRICE") by delivery of cash in an amount equal to the Purchase Price payable by wire transfer or delivery of other immediately available funds.

    (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall be accomplished by use of an expedited mail service such as Federal Express or other overnight courier service on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and Seller may mutually determine (the "CLOSING DATE"); provided, however, that the Closing Date shall be no later than June 30, 1994.

    (d) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in
Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below,
(iii) the Seller will deliver to the Buyer stock certificates representing all of the Seller's Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2(b) above.

3.  REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

    (a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to itself.

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         (i)       ORGANIZATION.  The Seller is duly organized, validly
    existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (ii) AUTHORIZATION OF TRANSACTION. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (iii) NONCONTRAVENTION. Except as expressly described in Section 4(e) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the Seller's charter or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets are subject.

         (iv) BROKERS' FEES. The Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (v) SELLER'S TARGET SHARES. The Seller holds of record and owns beneficially the number of Target Shares set forth next its name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warranty, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement).
    The Seller is not a party to any


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    voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

    (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex I attached hereto.

         (i) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (ii) AUTHORIZATION OF TRANSACTION. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. Except as set forth in the following sentence, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The Buyer shall make all filings with the U.S. Department of Commerce, Bureau of Economic Analysis, on Form BE-13 or otherwise, which may be required to be filed before Closing.

         (iii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

         (iv) BROKER'S FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions

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    contemplated by this Agreement for which the Seller could become liable or obligated.

         (v) INVESTMENT. The Buyer understands that the Seller's Target Shares have not been registered under the Securities Act, or any state securities laws, in reliance upon exemptions. The exemption upon which there is reliance under the Securities Act is for what may be called a private placement. The Buyer is not acquiring the Seller's Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. With respect to the Securities Act, the Buyer has had and continues to have (A) effective access to, and the opportunity to examine, all books, records, files, financial statements, financial reports, plans, sales data, cost data, copies of contracts, licenses, and other instruments to which the Target is a party or by which its properties or interests are affected, (B) the opportunity to question, and to receive information from, the President and all other officers of the Target and the independent certified public accountants of the Target concerning the Target, and (C) the opportunity to obtain any and all additional information necessary to verify the accuracy of the information furnished to it or any other supplemental information which the Buyer deems relevant to make an informed investment decision as to acquisition of the Seller's Target Shares. The Buyer, its officers and advisors, have sufficient knowledge and experience in business and financial matters in general, and are capable of utilizing the information available to them, to evaluate the risks involved in acquiring the Seller's Target Shares. The Buyer is capable of hearing all the economic risks involved in ownership of the Seller's Target Shares. The Buyer understands that it must hear the economic risk of the investment for an indefinite period because the Seller's Target Shares have not been registered under the Securities Act and, therefore, are subject to restrictions upon transfer such that they may not be sold or otherwise transferred unless they are registered under the Securities Act or an exemption from such registration is available. The Buyer shall not assign, sell or make any other disposition of any shares in the Target in the absence of an effective registration statement, qualification, or other authorization relating thereto under the Securities Act, or an opinion of qualified counsel reasonably satisfactory to the Target to the effect that such registration, qualification or other authorization is not required in connection with the proposed assignment, sale or other disposition. Any certificates which are issued representing the Seller's Target Shares shall be endorsed with a legend to this effect. Notwithstanding the foregoing, the Seller expressly acknowledges and agrees that

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    the provisions of this Section 3(b)(v) in no way diminish Buyer's reliance upon the Seller's representations, warranties, covenants and indemnification obligations contained in this Agreement as a material inducement to acquire Seller's Target Shares.

    4.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TARGET.

         The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4, except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure
Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

    (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required and where failure to qualify would have a material adverse effect on the Target. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of The Target. The Seller has delivered to the Buyer correct and complete copies of the charter, bylaws, minute books, stock certificate books, and stock record books of the Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Target are correct and complete. The Target is not in default under or in violation of any provision of its charter or bylaws.

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    (b)  CAPITALIZATION. The entire authorized capital stock of the Target consists of 50,000 shares of Class A common stock without par value, of which 550 shares are outstanding, and 50,000 shares of Class B common stock without par value, of which 550 shares are outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller and Rheochem as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

    (c) NONCONTRAVENTION. Except as expressly described in Section 4(e) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of any of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

    (d) BROKER'S FEES. The Target does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agency with respect to the transactions contemplated by this Agreement.

    (e) TITLE TO ASSETS. Except as expressly described in Section 4 (e) of the Disclosure Schedule, the Target has good and marketable title to, or a valid leasehold interest in the properties and assets used by it, located on Target's premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and

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clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

    (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit A are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited balance sheet as of November 30, 1990 and audited balance sheet, statement of income, changes in stockholders equity and cash flow as of and for the financial years ended December 31, 1991, 1992, and for the financial year end December 31, 1993 (the "MOST RECENT FISCAL YEAR END") for the Target; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the four months ended April 30, 1994 (the "MOST RECENT FISCAL MONTH END") for the Target. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete).

    (g) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, to the Knowledge of the Seller, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target taken as a whole. Without limiting the generality of the foregoing, since that date:

         (i) the Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, outside the Ordinary Course of Business;

         (ii) to the Knowledge of the Seller, the Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

         (iii) no party (including the Target) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which the Target is a party or by which it is bound;

         (iv) except as expressly described in Section 4(e) of the Disclosure Schedule, the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

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         (v)       except as expressly described in Section 4(g)(v) of the
    Disclosure Schedule, the Target has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

         (vi) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

         (vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $10,000 in the aggregate;

         (viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

         (ix) the Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

         (x) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (xi) there has been no change made or authorized in the charter or bylaws of the Target;

         (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

         (xiii) the Target has not declared, set aside, or paid any dividend or made any distributions with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock; provided, however, that effective February 23, 1994, the Target declared a dividend in the amount of $227.50 per Target Share payable no later than October 31, 1994 to holders of record of the Target Shares on February 23, 1994, which the Buyer acknowledges the Target is obligated to pay to the extent that payment does not result in a breach of
    Section 4(g)(xxii), or would not have resulted in a breach of Section 4(g)(xxii) if made on the Closing Date and not before.

         (xiv) the Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         (xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

         (xvi)     except as expressly described in Section 4(g)
(xvi) of the Disclosure Schedule, the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement (such representation and warranty by the Seller, as to employment agreements being limited to the Knowledge of the Seller);

         (xvii) except as expressly described in Section 4(g) (xvii) of the Disclosure Schedule, the Target has not granted any increase in the base compensation of any of its directors, officers, and management employees outside the Ordinary Course of Business;

         (xviii)   except as expressly described in Section 4(w) of the
    Disclosure Schedule, the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

         (xix) the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

         (xx) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

         (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target, which has or will result in any adverse change in the business, financial condition, results of operations, or future prospects of the Target taken as a whole;

         (xxii) the Target has not taken any action(s) which has caused the Shareholder's equity of the Target to be less than $2,000,000; and

         (xxiii)   the Target has not committed to any of the foregoing.

    (h) UNDISCLOSED LIABILITIES. The Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Target giving rise to any Liability) required to be disclosed on the Most Recent Balance Sheet in accordance with GAAP, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (including any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law.)

    (i) LEGAL COMPLIANCE. The Target, and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target.

    (j)  TAX MATTERS.

         (i) The Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

         (ii) The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (iii) No Seller or director or officer (or employee responsible for Tax matters) of the Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target either (a) claimed or raised by any authority in writing or (b) as to which any of the Seller and the directors and officers (and employees responsible for Tax matters) of the Target has Knowledge based upon personal contact with any agent of such authority.
    Section 4(j) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target for taxable periods ended on or after December 31, 1988, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target since December 31, 1988.

         (iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (v) The Target has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Target has not made any payments, nor is obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not he deductible under Code Sec.
    280G. The Target has not been a United States real property holding corporation within the meaning of Code Sec. 897(C)(2) during the applicable period specified in Code Sec. 897(C)(1)(A)(ii). The
    Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. The Target is not a party to any Tax allocation or sharing agreement. The
    Target (a) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (b) has any Liability for the Taxes of any Person (other than of the Target) under Treas. Reg.
    Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (vi) Section 4(j) of the Disclosure Schedule sets forth the following information with respect to the Target as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (a) the basis of the Target in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution of the Target.

         (vii) The unpaid Taxes of the Target (a) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

    (k) REAL PROPERTY.

         (i) Section 4(k)(i) of the Disclosure Schedule lists and describes briefly all real property that the Target owns. With respect to each such parcel of owned real property:

              (A) Since April 1, 1993, the effective date of that certain Chicago Title Insurance Company Owner's Policy of title insurance issued to Target, Policy Number 26013460000849, there have been no changes with respect to or affecting Target's title to the property, including by way of illustration but not limitation, Security Interests, easements, covenants or other restrictions;

              (B) there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting and adversely the current use, occupancy, or value thereof;

              (C) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have net been obtained;

              (D) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations;

              (E) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel or real property;

              (F) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

              (G) there are no parties (other than the Target) in possession of the parcel of real property;

              (H) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, (with the exceptions noted in Section 4(o) of the Disclosure Schedule pertaining to the agreement between the Seller and the Target for supply of wastewater treatment services and the projected requirement for the Target to arrange for municipal wastewater treatment services) sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

              (I) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.


         (ii) No real property is either leased or subleased to the Target.

    (l)  INTELLECTUAL PROPERTY.


         (i) The Target owns or has the right to use pursuant to license, sublicense, agreement, permission, or otherwise all Intellectual Property necessary for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. The Intellectual Property owned or used by the Target in its business consists (in addition to certain computer software which it uses under licenses) of certain nonpatented information of the type described generally in clause (e) of the definition of Intellectual Property, above, the principal components of which are proprietary process technology and formulae generally described in Section 4(l)(i) of the Disclosure Schedule. The Target has not granted to any third party any license or other rights with respect to any of its proprietary technology. The Target holds no patents and has not applied for any patents. To the Seller's Knowledge, the Target has taken those steps which are reasonable and customary in the industry to maintain and protect such proprietary technology.

         (ii) The Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties and neither the Seller nor, to the Knowledge of the Seller, the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target.

         (iii) Section 4(l)(i) of the Disclosure Schedule identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses. With respect to each item of Intellectual Property identified in Section 4(l)(i) of the Disclosure Schedule:

              (A) to Seller's Knowledge, the Target possesses all right, title, and interest in and to the item, free and clear of any Security Interest (other than the Security Interest securing the line of credit from Lakeshore National Bank described in Section 4(o) of the Disclosure Schedule, license, or other restriction;

              (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

              (C) to the Seller's Knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

              (D) the Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
         (iv) The Target does not use pursuant to license, sublicense, agreement, or permission any Intellectual Property owned by any third party other than computer software programs, which Target has a valid license to use.

         (v) To the Knowledge of any of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, the continued operation of the Target's business as presently conducted and as presently proposed to he conducted will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

         (vi) The Seller does not have Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Target.

    (m) TANGIBLE ASSETS. The Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to he conducted. Such tangible assets, taken as a whole, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.

    (n) INVENTORY. The inventory of the Target consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

    (o) CONTRACTS. Section 4(o) of the Disclosure Schedule lists following written contracts and agreements and oral contracts and agreements to which the Target is a party of which the Seller Knowledge:

         (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

         (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year and involve consideration of more than $10,000, or result in a loss to the Target, or involve consideration, in excess of $20,000;

         (iii) any agreement concerning participation by the Target in a partnership or joint venture;

         (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

         (v)       any agreement concerning confidentiality or noncompetition;

         (vi)      any agreement with the Seller and/or its Affiliates;


         (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

         (viii)    any collective bargaining agreement;

         (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits;

         (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

         (xi) any agreement under which the consequences of a default or termination could have a adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target; or

         (xii) any other agreement (or group of related agreements) outside the Ordinary Course of Business the performance of which involves consideration in excess of $20,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(o) of the Disclosure Schedule. With respect to each such agreement, except as may be expressly disclosed in Section 4(o) of the Disclosure Schedule: (A) the agreement is presently in full force and effect; (B) the agreement will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Seller, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or petit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of the Seller, no party has repudiated any provision of the agreement.

    (p) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

    (q) POWER OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Target.

    (r) INSURANCE. Section 4(r) of the Disclosure Schedule contains a listing of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years, and a written description of any retroactive premium adjustments or other loss-sharing arrangements pertaining thereto. Copies of (I) each of those policies which are currently in effect and (II) each of the other policies listed (except for the property insurance) in Section 4(r) of the Disclosure Schedule have been furnished to the Buyer.

With respect to each insurance policy referred to in clause (I) above: (A) the policy is presently in full force and effect; (B) the policy will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 4(r) of the Disclosure Schedule describes any self-insurance arrangements affecting the Target.

    (s) LITIGATION. Section 4(s) of the Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is, to the Knowledge of the Seller, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(s) of the Disclosure Schedule will result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target. Based on its Knowledge, the Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Target.

    (t) PRODUCT WARRANTY. Substantially all of the products manufactured, sold, leased, or delivered by the Target have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Target has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target. No product manufactured, sold, leased, or delivered by the Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4(t) of the Disclosure
Schedule includes copies of the standard teams and conditions of sale or lease for each of the Target (containing applicable guaranty, warranty, and indemnity provisions).

    (u) PRODUCT LIABILITY. To the Seller's Knowledge, the Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Target.

    (v) EMPLOYEES. To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Target. The Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Seller's Knowledge, the Target has not committed any unfair labor practice. To the Seller's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

    (w) EMPLOYEE BENEFITS.

         (i) Section 4(w) of the Disclosure Schedule lists each Employee Benefit Plan that the Target maintains or to which the Target contributes.

              (A) Each such Employee Benefit (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

              (B) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

              (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit plan which is an Employee Welfare Benefit Plan.

              (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

              (E) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an employee Pension Benefit Plan terminating on the date for determination.

              (F) The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recant Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

         (ii) With respect to each Employee Benefit Plan that any of the Target and the Controlled Group of Corporations which includes the Target maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

              (A) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would he required to he filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

              (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Target has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

              (C) The Target has not incurred, and none of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Target has any reason to expect that the Target will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

         (iii) None of the Target and the other members of the Controlled Group of Corporations that includes the Target contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

         (iv) The Target does not maintain or never has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

    (x) GUARANTIES. The Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

    (y)  ENVIRONMENT, HEALTH, AND SAFETY.

         (i) Except as disclosed in the report of the "Level I Assessment of the Concorde Industries Properties," dated November 15, 1990, prepared by ERM -- New England, Inc., a copy of which has previously been provided to the Buyer, to the Knowledge of the Seller: each of the Target and its respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.
    Without limiting the generality of the preceding sentence, each of the Target and its respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

         (ii) The Target does not have any Liability (and none of the Target and its respective predecessors and Affiliates has handled or disposed of any substances, arranged for the disposal of any substances, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Target giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

         (iii) All properties and equipment used in the business of the Target and its respective predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene,
    1,2-transdichloroethylene, dioxins, dibensofurans, and Extremely Hazardous Substances.

    (a) CERTAIN BUSINESS RELATIONSHIPS WITH THE TARGET. Except as expressly disclosed in Section 4(o) of the Disclosure Schedule, none of the Seller and its Affiliates has been involved in any business arrangement or relationship with the Target within the past 12 months, and none of the Seller and its Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Target.

    (aa) DISCLOSURE. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

    (ab) NO SUBSIDIARIES. The Target does not have any Subsidiaries or ownership interest of any kind in any other business entity.

    (ac) LIMITATIONS ON REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Section 4 and in Section 3(a), the Seller makes no representations or warranties, express or implied, with respect to any matter.

5.  PRE-CLOSING COVENANTS.

    The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    (a) GENERAL. Each of the Parties will use its good faith reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

    (b) NOTICES AND CONSENTS. The Seller will cause the Target to, give any notices to third parties and use its good faith, reasonable efforts to obtain any third-party consents, that the Buyer may reasonably request in connection with the matters referred to in Section 4(c) above. Each of the Parties will (and the Seller will cause the Target to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above.

    (c) OPERATION OF BUSINESS. The Seller will not cause or permit, to the extent reasonably within its control, the Target to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit, to the extent reasonably within its control, the Target to, (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, except as otherwise contemplated in Section 4(g)(xiii), or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(g) above.

    (d) PRESERVATION OF BUSINESS. The seller will, to the extent reasonably within its control, cause the Target to, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

    (e) FULL ACCESS. The Seller will, to the extent reasonably within its control, cause the Target to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.

    (f) NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyer of any adverse development of which it has actual knowledge causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any adverse development of which it has actual knowledge causing a breach of any of its own representations and warranties in Section 3 above. If the Buyer has actual knowledge of any breach of any representation or warranty of the Seller, the Buyer will immediately provide the Seller with a detailed notice of such breach. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement, Annex I, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    (g) EXCLUSIVITY. The Seller will not (and the Seller will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller shall not vote its Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.

    (h)  EFFORT TO RELEASE THE SELLER FROM ITS GUARANTEE OF CERTAIN
INDEBTEDNESS OF THE TARGET. Commencing promptly after the execution of this Agreement, the Seller and the Buyer will cooperate in an attempt to obtain the release of the Seller, effective on the Closing Date, from each of its guarantees of obligations of the Target, as described in Section 4(o) of the Disclosure Schedule. The Buyer will use good faith, reasonable efforts to ensure that the Seller is so released including, without limitation, arranging for the Buyer to undertake the guarantee in the place and stead of the Seller effective on the Closing Date. After the Closing Date, the Seller may terminate its guarantees at any time allowable under the provisions of the instruments of guarantee or applicable law.

    (i) CONFIDENTIALITY. The Confidential Disclosure Agreement entered into by the Target and an Affiliate of the Buyer on August 6, 1993 shall survive the execution of this Agreement.

6.  POST-CLOSING COVENANTS

    The Parties agree as follows with respect to the period following the Closing.

    (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agree that from and after the Closing the Buyer and Rheochem will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target; provided, however, that no such materials shall be destroyed for a period of three years after the Closing Date.

    (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the Parties will cooperate with the other and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to its documents, books, records (including Tax Records), agreements, and financial data of any sort, all relating in any way to the Target to the extent it was in existence prior to the Closing Date, as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

    (c) TRANSITION. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Target to the Buyer and Rheochem from and after the Closing.

    (d) CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or Rheochem or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the Seller shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

7.   CONDITIONS TO OBLIGATION TO CLOSE.

    (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i)   the representations and warranties set forth in Section 3(a) and
    Section 4 above shall be true and correct in all respects at and as of the Closing Date;

         (ii) the Seller shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

         (iii) the Seller shall have, and shall have caused the Target to have, procured all of the third party consents specified in Section 5(b) above;

         (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
    (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Seller's Target Shares and, together with Rheochem, Inc., a New Jersey corporation, to control the Target, or (D) affect adversely the right of the

    Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

         (vi) the Seller shall have caused the termination with prejudice of that certain Shareholders' Agreement of Rheochem Manufacturing Company, Inc. dated August 27, 1985 by and among Concorde Industries, Inc., Rheochem, Inc. and Rheochem Manufacturing Co., Inc., said termination agreement to be in form and substance as set forth in Exhibit B attached hereto;

         (vii) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits C-1 through C-4 attached hereto and the same shall be in full force and effect;

         (viii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the Closing Date;

         (ix) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

         (x) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer; and

         (xi) the relevant parties shall have entered into that certain Amended and Restated Service Agreement For Wastewater Use and that certain Amended and Restated Rail Sidinq Agreement in form and substance as set forth in Exhibits E and F, respectively, attached hereto and the same shall be in full force and effect.

         (xii) on or before June 30, 1994, Buyer shall have obtained from Rheochem, Inc., a New Jersey corporation ("Rheochem"), such documents, written agreements and/or other assurances which resolve, to the reasonable satisfaction of Buyer, any and all outstanding business issues or other matters of concern (the "Business Issues") relating to the Target Corporation which presently exist between Buyer and Rheochem. If Buyer, in its sole and absolute discretion, determines that all such Business Issues have been resolved to the Buyer's satisfaction, then Buyer shall, on or before June 24, 1994 (the "Notice Date"), so notify Seller of the same and this condition precedent shall be satisfied. If Buyer, in its sole and absolute discretion, determines that all Business Issues have not been resolved to the Buyer's satisfaction, then Buyer shall, on or before the Notice Date, so notify Seller of the same and this condition precedent shall have failed and thereafter this Agreement shall terminate and be null and void and of no further force or effect, and neither Buyer or Seller shall have any further duties, liabilities or obligations to the other party hereunder. If Buyer fails to notify Seller on or before the Notice Date that either the Business Issues have been resolved or have not been resolved, Buyer shall be deemed to have notified the Seller on or before the Notice Date that said Business Issues have not been resolved and thereafter this Agreement shall terminate and be null and void and of no further force or effect, and neither Buyer or Seller shall have any further duties, liabilities or obligations to the other party hereunder.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

    (b) CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i) the representations and warranties set forth in Section 3(b) above shall he true and correct in all respects at and as of the Closing Date;

         (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

         (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in Section 7(b)(i)-(iii) is satisfied in all respects;

         (v) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits C-1, C-2, and G and the same shall be in full force and effect;

         (vi) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Seller, and dated as of the Closing Date; and

         (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         (viii) Unless, prior to the Closing Date, the Seller is released from the guarantees of indebtedness of the Target referred to in Section 5(j) above, the Seller shall have received an Indemnity Agreement in the form of
    Exhibit I attached hereto, executed and delivered by Buyer, indemnifying the Seller from any and all payments, liabilities, costs and expenses,including reasonable attorneys fees, which may be incurred by the Seller by reason of any claim or demand being made against the Seller after the Closing under the guarantees of indebtedness of the Target referred to in Section 5(j) above.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

B. REMEDIES FOR BREACHES OF THIS AGREEMENT.

    (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller contained in Section 4(a)-(i) and
Section 4(k)-(ab), together with all of the representations of the parties contained in Section 3, shall survive the Closing hereunder (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the

Seller contained in Section 4(3) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

    (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

         (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10(h) below within such survival period, then the Seller agrees, subject to the limitation of 8(b)(iv), below, to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         (ii) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its covenants in Section 2(a) above or any of their representations and warranties in Section 3(a) above, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10(h) below within such survival period, then the Seller agrees, subject to the limitation of 5 8(b)(iv), below, that the breaching (or alleged breaching) Party shall indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

         (iii) The Seller agrees, subject to the limitation of Section
    8(b)(iv), below, to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target for the unpaid Taxes of any Person (other than the Target) under Treas.
    Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (iv)  The Seller's obligation to indemnify the Buyer pursuant to
    Section 8(b)(i,ii, and iii) and Section 8(g) from and against any and all Adverse Consequences shall not exceed $2,000,000, including any and all court costs and attorney fees incurred by Buyer in prosecuting a claim for indemnification.

         (v) the Seller shall have no obligation under Section 8(b)(i,ii, or iii) of this Agreement to indemnify the Buyer from and against any Adverse Consequences unless and until the Buyer has suffered Adverse Consequences in excess of a $200,000 aggregate threshold (at which time the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar).

         (vi) The Buyer shall not be entitled to make any claim for indemnification Section 8(b)(i,ii,iii) of this Agreement to the extent that the matter to which it relates:

              (A) has been or is made good or is otherwise compensated for without cost to the Buyer or the Target;

              (B) is made good or is otherwise compensated by insurance (or would have been compensated under the terms of any of the Target's claims based insurance coverage in effect as of the date of Closinq) to the Buyer or the Target;

              (C) is an alleged loss (other than one that would not have arisen but for any matter or thing done, or omitted to be done, by Seller on or before Closing) in respect of lost goodwill or possible business consequential loss as a result of this Agreement or the transactions effected by it;

              (D) arises wholly or partly from an omission to act by the Buyer required by law after the Closing;

              (E) arises as result of the passing or amendment of any legislation after the Closing Date with retrospective effect;

              (F) would not have arisen b[cad 170]ut for a voluntary act which:

                   (I) is carried out by the Buyer (or persons deriving title from the Buyer) after Closing otherwise than in the Ordinary Course of Business;

                   (II) is carried out at the request of or with the approval, concurrence or assistance of the Buyer.

         For purposes of this Section 8(b)(vi)(E), "voluntary" shall mean an act other than any act which is required to be taken by law or which, if taken, would constitute prudent business practice, including but not limited to the execution and delivery of affidavits, certificates and other representations.

         (vii) The Seller agrees to indemnify the Buyer from and against the entirety of any and all claims, losses, damages, liabilities, costs or expenses including, without limitation, any interest, fines, penalties, criminal or civil judgments or authorized settlements, court costs, reasonable attorneys' and expert witnesses' fees, reasonable accountant's fees, disbursements and expenses, and any indemnification or similar payments required to be made, that the Target may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target with respect to those certain conditions disclosed in Sections 6.1 and 13 in that certain report of the "Level I Assessment of Three Concorde Industries Properties", dated November 15, 1990, prepared by ERN--New England, Inc. Other than the foregoing, Buyer acknowledges and agrees that Seller shall have no obligation to indemnify Buyer with respect to any conditions disclosed in the above referenced report.

         (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 10(h) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d) MATTERS INVOLVING THIRD PARTIES.

         (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party or Parties (the "INDEMNIFYING PARTY OR PARTIES") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party or Parties from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party or Parties thereby is(are) prejudiced.

         (ii) The Indemnifying Party or Parties(together) will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party or Parties notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party or Parties will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party or Parties provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party or Parties will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and
    (E) the Indemnifying Party or Parties conducts the defense of the Third Party Claim actively and diligently.

         (iii) So long as the Indemnifying Party or Parties is(are) conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
    (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party or Parties, and (C) the Indemnifying Party or Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

         (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party or Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Party or Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

    (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

    (f) RECOUPMENT UNDER OTHER BUYER OBLIGATIONS. Once the aggregate threshold of Adverse Consequences suffered by Buyer is reached pursuant to Section
8(b)(v) hereof, the Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 8) by notifying the Seller that the Buyer, its Affiliate, or the Target, as the case may be, is reducing the principal amount outstanding to Seller under any Other Buyer Obligations. This reduction shall affect the timing and amount of payments or other direct or indirect monetary obligations required under the Other Buyer Obligations in the same manner as if the Buyer, its Affiliate, or the Target had made a permitted prepayment (without premium or penalty) or had fulfilled a direct or indirect monetary obligation thereunder. Subsequent to Buyer's notification to Seller of its intent to exercise its rights pursuant to this Section 8 (f), any and all reductions in the principal amount of any Other Buyer Obligation(s) shall be effected (and thereafter determined) by depositing in escrow with the Escrow Agent pursuant to the terms and conditions of that certain Escrow Agreement attached hereto as Exhibit J, to be executed on the Closing Date by the parties thereto, any and all amounts then or thereafter becoming due to Seller as a result of the Other Buyer Obligations.

    (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Seller hereby agrees it will not make any claim for indemnification against the Target by reason of the fact that any individual associated with the Seller was a director, officer, employee, or agent of the Seller or was serving at the request of the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by the Buyer against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

9.   TERMINATION.

    (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

         (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

         (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 1994, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

         (iii) the Buyer may terminate this Agreement in accordance with terms and conditions of Section 7(a) (xii) hereof;

         (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1994, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Seller itself breaching any representation, warranty, or covenant contained in this Agreement);

         (v) if, prior to Closing, the Buyer notifies the Seller, in accordance with Section 5(f), that it has, other than by reason of any matter or condition described, disclosed or set forth in this Agreement or in the Disclosure Schedule, acquired actual knowledge of any breach of any representation or warranty by the Seller, the Seller, may, at its option,
    (A) cure the breach, to the extent that it is possible to do so, either before or after the Closing Date; (B) proceed with Closing, subject to the Seller's obligation of indemnification pursuant to Section 8 ; or (C) if the Adverse Consequences of all such breaches are reasonably likely to aggregate more than $$50,000, terminate this Agreement.

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

10. MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or tradinq agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall he deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    IF TO THE SELLER.                                COPY TO:

     Concorde Industries, Inc.                        O.Y. Uponor, Ab.
     1600 Stout Street                                Kimmeltic 3
     Suite 1710                                       Fin -- 02110 Espoo
     Denver, Colorado  80202                          Attention:Corporate
     Attention: Lawrence J. Ciancia                             Counsel

                                                      and to:

                                                      H. Gregory Austin, Esq.
                                                      Holland & Hart
                                                      555 Seventeenth Street
                                                      Suite 2900
                                                      Denver, Colorado  80202

    IF TO THE BUYER:                                 COPY TO:

     ABI Corporation                                  James F. Tenney
     900 Market Street                                200 Galleria Pkwy., NW
     Suite 200                                        Suite 500
     Wilmington, Delaware  19801                      Atlanta, Georgia


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to he delivered by giving the other Parties notice in the manner herein set forth.

    (i) GOVERNNG LAW. This Agreement shall he governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

    (j)  AMENDMENTS AND WAIVERS.   No amendment of any provision of this
Aqreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    (1) EXPENSES. Each of the Parties (excluding the Target) will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Target has not borne or will bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

    (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity), which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

    (n) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. THE EXHIBITS, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction ever the Parties and the matter (subject to the provisions set forth in Section 10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

    (p) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, or Denver, Colorado in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relatinq to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives, any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in
Section 10(h) above. Nothing in this Section 10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may he enforced by suit on the judgment or in any other manner provided by law or at equity.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                                "BUYER":

                                                ABI Corporation

Attest:
                                                By:
/s/Illegible                                         /s/Illegible
-----------------------                            -----------------------
Secretary                                       Title: President
                                                      --------------------
(CORPORATE SEAL)


                                                "SELLER":
                                                 Concorde Industries, Inc.
Attest:
                                                 By: /s/Illegible
                                                    -----------------------
Secretary: /s/Illegible
          -------------------------              Title: President
                                                       --------------------
(CORPORATE SEAL)